EFFECTIVE AUGUST 23RD, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

ARADIGM CORPORATION

(Exact name of registrant as specified in its charter)

California	0-28402	94-3133088

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3929 Point Eden Way Hayward, CA 94545 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code (510) 262-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

As of December 17, 2004, Aradigm Corporation (the “Company”) entered into a Securities Purchase Agreement filed herewith as Exhibit 4.1 (the “Agreement”) with certain investors (collectively, the “Purchasers”). Pursuant to the Agreement, the Company agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, approximately 8,333,395 shares of the Company’s Common Stock (the “Common Stock”) at $1.50 per share (the “Shares”) and warrants to purchase approximately 2,083,347 shares of the Common Stock at $2.10 per share (the “Warrants”), for an aggregate purchase price of approximately $12,500,000 in a private placement (the “Financing”).

The Shares and Warrants are being issued in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Securities Act of 1933, as amended. The Company determined that this exemption was available because of the nature of the Purchasers. In making this determination the Company relied in part upon representations made by each Purchaser.

The Financing closed on December 22, 2004 (the “Closing Date”). The Company agreed that, within 30 days of the Closing Date, it will use its best efforts to prepare and file with the SEC a registration statement covering the resale of the Shares and the shares of Common Stock issuable upon exercise of the Warrants.

The press release issued by the Company on December 20, 2004 announcing the Financing is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

4.1	Securities Purchase Agreement, dated as of December 17, 2004.

99.1	Press Release, dated December 20, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: December 22, 2004	By:	/s/ Thomas C. Chesterman

Thomas C. Chesterman
	Title:	Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Securities Purchase Agreement, dated as of December 17, 2004.
99.1	Press Release, dated December 20, 2004.